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                                                                    EXHIBIT 10.7

                    [FORMUS COMMUNICATIONS, INC. LETTERHEAD]


July 1, 1998


Mr. Osmo A. Hautanen
1304 Chatsworth Court E.
Colleyville, Texas  76034

Dear Mr. Hautanen:

1) Introduction. Formus Communications, Inc. (the "Company") has offered to you and you have accepted the position of Chief Executive Officer of the Company with full control and responsibility over all aspects of the business and affairs of the Company, reporting directly to the board of directors of the Company. This letter describes the terms of your employment, which will begin July 6, 1998. You have been elected to the board of directors of the Company.

2) Salary, Benefits. You will be compensated at a rate of $400,000 per annum payable semi-monthly. We will review your performance and compensation annually. Annual bonuses of up to $50,000 may be granted in the sole discretion of the Board of Directors.

     You will be reimbursed for reasonable business expenses and automobile mileage incurred on behalf of the Company on submission of reimbursement requests according to Company policy. You will be entitled to four weeks paid vacation annually and sick leave in accordance with Company policy.

     The Company offers a benefit package that includes medical, prescription, life, AD&D and long term disability insurance at no cost to you. The Company also offers spouse and dependent coverage for these benefits and shares a significant portion of the insurance costs with the employee. A voluntary dental plan is available for a nominal cost. In addition, through the tax saver plan, you will be able to deduct your portion of the premiums on a pre-tax basis. You will be entitled to participate in the Company's 401(k) Plan when it is instituted on the terms available to other executive employees of the Company.

3) Options. You will receive a common stock option grant for 1,000,000 shares on the terms and conditions of the attached Stock Option Agreement (the









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Mr. Osmo Hautanen
July 1, 1998
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     "Option Agreement"). You will also become a party to the Company's standard form of Employee Stockholder Agreement. The Compensation Committee of the Board of Directors will consider the grant of additional options to purchase common stock of the Company annually.

4) Severance. If your employment is terminated without cause (as defined in paragraph 6(a) of the Option Agreement) you will be entitled to continuation of the salary and benefits described in paragraph 2 above for nine months (but all options shall terminate and be exercisable following termination as provided in the Option Agreement). No severance will be payable if your employment is terminated for cause (as such term is defined in subsection 6(a) of the Stock Option Agreement between you and the Company) or if you resign.

5) Relocation Allowance. The Company will pay to you on request a lump-sum in an amount to be agreed, approximating the sales commission and closing costs paid on the sale of your home in Dallas, the closing costs on the purchase of a home in the Denver metropolitan area, your reasonable moving expenses to Denver, the costs of your counsel in connection with the negotiation of this agreement and the costs of temporary housing in Denver for 90 days. The payment will be structured so as to minimize the tax effect to you on receipt of those payments.

6) Certain Agreements. As a condition to your employment, and by signing below and returning a copy of this letter to the Company, you hereby agree with the Company to comply with the following obligations.

     (a) Confidentiality.

         (i) Any information or documentation concerning the Company or any of its affiliates that is marked as confidential or is disclosed to you as confidential or that is of such a nature that you are aware that it should be treated as confidential by Company employees and that develops or is provided during the term of your employment with the Company (including without limitation, data, agreements, business plans or proposals) is confidential and proprietary to the Company (the "Confidential Information")

         (ii) You will not disclose any Confidential Information to anyone outside of Company or its affiliates or agents, except to the extent properly necessary to further the business activities of the Company; and



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Mr. Osmo Hautanen
July 1, 1998
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         (iii) You will never use any Confidential Information for any personal purpose or advantage, but only in the performance of your duties to the Company from time to time. If the Company publicly discloses any particular information or documentation that was Confidential Information, then that particular information or documentation shall cease to be Confidential Information within the meaning of this Agreement. You also agree that following the termination of your employment, you shall return promptly to the Company all Confidential Information (regardless of form) and all other property of the Company in your possession and you shall continue to comply with the provisions of this paragraph indefinitely.

     (b) Competition. During the term of your employment with the Company and for a period of 12 months thereafter, you will not individually, with third parties or on behalf of third parties, investigate or develop business opportunities with respect to, or enter into negotiations, agreements, consulting contracts or partnerships with any company or individual for the purpose of pursuing the specific business of wireless broadband communication as operator, in any market in which the Company is pursuing or has an interest in pursuing development of wireless broadband communication as operator as of the date of the termination of this Agreement. You agree that the provisions of this paragraph are reasonable and are intended to protect Confidential Information of the Company to which you become privy and preclude its use by you to develop a competitive business in such markets.

     (c) Discoveries. You agree to inform the Company promptly and fully by written report of all patents, processes, discoveries, intellectual property and other proprietary information, and all records (in whatever form) related thereto (collectively, "Discoveries") made, originated, developed, conceived, improved or perfected to any degree by you that pertain in any manner to the Company's expertise or business, whether or not during working hours or with the use of the Company's facilities, materials or personnel, either solely or jointly with others during the Term of this Agreement or within 12 months thereafter. You agree that the written reports shall set forth in detail the procedures employed and the results achieved. Any such Discoveries shall be the sole and exclusive property of the Company, and you hereby agree to assign, and do hereby assign, to the Company any and all of your right, title and interest therein and thereto, including, without limitation, all trade secret rights, copyrights,




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Mr. Osmo Hautanen
July 1, 1998
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         patent rights and other intellectual property rights of whatever kind or character.

         You agree upon the request of and at the sole cost and expense of the Company, to do at all times such acts and execute and deliver promptly to the Company such papers, instruments and documents, as from time to time may be necessary, advisable or useful to register, apply for, secure, maintain, transfer, extend or defend the Company's rights in such Discoveries so as to secure to the Company the full benefits of such Discoveries or otherwise carry out into full force and effect the assignment set out above.

         You acknowledge that all existing Discoveries held by you which you wish excluded from the operation of this Agreement will be disclosed in writing on the attached Appendix A, to Formus prior to the date of your employment, and there are no other currently existing Discoveries that you wish to exclude from the operation of this Agreement. You hereby represent that there is no other assignment or contract to assign Discoveries that is now in existence between you and any other person (including any business or government entity).

     (d) Non-solicitation. During the term of this agreement and for a period of 12 months after termination of this agreement, you shall not, without the Company's prior written consent, directly or indirectly: (a) cause or attempt to cause any employee, agent or contractor of the Company or any of its affiliates, to terminate his or her employment, agency or contractor relationship with the Company or any such affiliate; (b) interfere or attempt to interfere with the relationship between the Company or any such affiliate and any employee, contractor or agent of the Company; (c) hire or attempt to hire any employee, agent or contractor of the Company or any such affiliate unless such person is at the time no longer employed by the Company and was not induced by you to leave; (d) solicit business from any customer or client served by the Company or any such affiliate at any point during the term of this agreement; or (e) interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company or any affiliate was involved at any point during the term of this agreement.

7) At-Will Employee. You will be an employee-at-will of the Company and this letter does not constitute a contract of employment for any specific period of time. This letter, the Option Agreement and the Employee Stockholder


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Mr. Osmo Hautanen
July 1, 1998
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     Agreement represent the complete understanding between you and the Company with respect to the subject matter hereof and supersedes any and all discussions or prior writings to the extent inconsistent with the terms hereof. The agreement between you and the Company as set forth herein may only be modified or terminated by a written instrument signed by both parties. It will be governed by the laws of Colorado.

Enclosed are two copies of this letter. Please acknowledge your agreement and acceptance of the terms of this letter by signing both copies where indicated and returning one copy to me at the above address.

Sincerely,

FORMUS COMMUNICATIONS, INC.



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By:      William J. Elsner
Title:   Chairman of the Board



Agreed and Acknowledged:



-----------------------------
By:      Osmo A. Hautanen
Date:    July 1, 1998


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                                   APPENDIX A

Please list Discoveries held by you which you wish excluded from the operation of this Agreement:

































-----------------------------------------
By:    Osmo A. Hautanen
Date:  July 1, 1998